EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES

             STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)

                                                                 Year Ended November 30,
                                                                 -----------------------
                                                              2000         1999         1998
                                                              ----         ----         ----
Net income                                                   $  350       $1,782       $2,032
                                                             ======       ======       ======

Weighted average number of issued shares outstanding          4,847        4,734        4,734
                                                             ======       ======       ======

Shares used in computation of basic earnings per common
     stock                                                    4,847        4,734        4,734
                                                             ======       ======       ======

Dilutive effect of outstanding stock options and stock
     warrants after application of treasury stock method          0            0           11

Common and common equivalent shares
     outstanding--diluted                                     4,847        4,734        4,745
                                                             ======       ======       ======

Basic and diluted earnings per common share                  $  .07       $  .38       $  .43
                                                             ======       ======       ======